Exhibit 10.1

Promissory Note

Principal	Loan Date	Maturity	Loan No.	Officer	Initials
$295,000.00	05-15-2003	5-15-2004		***	FY

Borrower:	Hytek Microsystems Inc. Lender:	Bank of The West
	400 Hot Springs Rd	Reno Business Banking Region # 070
	Carson City, NV 89706-1609	4950 Kietzke Lane
Reno, NV 89509

Principal Amount: $295,000.00		Date of Note: May 15, 2003

Promise to Pay. Hytek Microsystems Inc. (“Borrower”) promises to pay to Bank of the West (“Lender”), or order, in lawful money of the United States of America, the principal amount of Two Hundred Ninety-Five Thousand & 00/100  Dollars ($295,000.00) together with interest on the unpaid principal balance from May 15, 2003, until paid in full.

Payment. Borrower will pay this loan in accordance with the following payment schedule: 11 monthly consecutive principal and interest payments of $13,122.76 each, beginning June 15, 2003, with interest calculated on the unpaid principal balances at an interest rate of 6.25% per annum; and one principal and interest payment of $165,298.37 on May 15, 2004, with interest calculated on the unpaid principal balances at an interest rate of 1.25% per annum. This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this note.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.  The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance multiplied by the actual number of days the principal balance is outstanding.  Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

Prepayment. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule.  Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender  payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to “Bank of the West, Reno Business Banking Region # 070, 4950 Kietzke Lane, Reno, NV 89509.

Late Charge. If payment is 15 days or more late, Borrower will be changed 5.000% of the unpaid portion of the regularly scheduled payment.

Interest After Default. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this note 5.000 percentage points.  The interest rate will not exceed the maximum rate permitted by applicable law.

Defaults:  Each of the following shall constitute an event of default (“Event of Default”) under this Note:

          Payment Default. Borrower fails to make any payment when due under this Note.

          Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained  in any other agreement between Lender and Borrower. (see note 1)

          Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

          False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

          Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

          Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan.  This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender.  However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

          Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

          Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

          Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

          Insecurity. Lender in good faith believes itself insecure.

Lender’s Rights. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

Attorney’s Fees; Expenses. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals.  If not prohibited by applicable law, Borrower also will pay any court cost, in addition  to all other sums provided by law.

Jury Waiver. Lender and Borrower hereby waive the right to any jury trial in any action; proceeding, or counterclaim brought by either Lender or Borrower against the other.

Governing Law. This Note will be governed by, Construed and enforced in accordance with federal law and the laws of the State of Nevada.  This Note has been accepted by Lender in the State of Nevada.

Choice of Venue.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of the State of Nevada, in the county in which Borrower’s following address is located: 400 Hot Springs Road, Carson City, NV  89706. (Initial here  JC).

Collateral. Borrower acknowledges this Note is secured by a Commercial Security Agreement dated May 16, 2000.

Fees. As a condition precedent to the effectiveness of the Note, Borrower agrees to pay Lender a loan fee of $1,000.00 and a documentation fee of $200.00.

Successor Interest. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

General Provisions. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waiver presentment, demand for payment and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extend (repeatedly and for any length of term) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and several.

Prior to signing this note, Borrower read and understood all the provisions of this note. Borrower agrees to the terms of the note.

Borrower acknowledges receipt of a completed copy of this promissory note.

Borrower:

HYTEK MICROSYSTEMS, INC.

By:	/s/ JOHN F. COLE	By:	/s/ SALLY CHAPMAN

	President of Hytek Microsystems Inc.		Secretary/Treasurer of Hytek Microsystems, Inc.

Lender:

BANK OF THE WEST

/s/ FRANK YOUNG

Authorized Signer

(note 1) Financial Covenants and Ratios. (extracted from loan agreement)

          “Working Capital Requirements. Borrower shall comply with the following working capital ratio requirements:

          Quick Ratio. Maintain a Quick Ratio in excess of 1.100 to 1.000. The term “Quick Ratio” means Borrower’s cash & equivalent plus Borrower’s net Trade Receivables divided by Borrower’s total Current Liabilities.  This liquidity ratio will be evaluated as of year-end.

          Tangible Net Worth Requirement. Maintain a minimum Tangible Net Worth of not less than: $4,302,000.00”

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